Exhibit 99.1

ACCO Brands Corporation

Condensed Consolidated Statements of Operations

(Unaudited)

(In millions, except per share data)

Quarter Ended March 31, 2011
Net sales	$298.4
Cost of products sold	209.2

Gross profit	89.2

Operating costs and expenses:
Advertising, selling, general and administrative expenses	74.3
Amortization of intangibles	1.7
Restructuring income	(0.1)

Total operating costs and expenses	75.9

Operating income	13.3

Non-operating expense (income):
Interest expense	19.2
Equity in earnings of joint ventures	(1.2)
Other income, net	(0.2)

Loss from continuing operations before income tax	(4.5)
Income tax expense	4.5

Loss from continuing operations	(9.0)
Income from discontinued operations, net of income taxes	0.9

Net loss	$(8.1)

Per share:
Basic loss per share:
Loss from continuing operations	$(0.16)
Income from discontinued operations	0.02
Basic loss per share	$(0.15)

Diluted loss per share:
Loss from continuing operations	$(0.16)
Income from discontinued operations	0.02
Diluted loss per share	$(0.15)

Weighted average number of shares outstanding:
Basic	55.0
Diluted	55.0

ACCO Brands Corporation

Condensed Consolidated Statements of Operations

(Unaudited)

(In millions, except per share data)

	Quarter Ended March 31, 2010	Quarter Ended June 30, 2010	Quarter Ended September 30, 2010	Quarter Ended December 31, 2010	Year Ended December 31, 2010
Net sales	$300.5	$305.2	$319.4	$359.5	$1,284.6
Cost of products sold	209.5	210.7	221.6	245.7	887.5

Gross profit	91.0	94.5	97.8	113.8	397.1

Operating costs and expenses:
Advertising, selling, general and administrative expenses	68.8	68.6	66.1	77.7	281.2
Amortization of intangibles	1.8	1.6	1.7	1.6	6.7
Restructuring charges (income)	(0.1)	(0.7)	—	0.3	(0.5)

Total operating costs and expenses	70.5	69.5	67.8	79.6	287.4

Operating income	20.5	25.0	30.0	34.2	109.7

Non-operating expense (income):
Interest expense	19.5	19.7	19.7	19.4	78.3
Equity in earnings of joint ventures	(1.2)	(1.1)	(2.3)	(3.7)	(8.3)
Other expense, net	0.9	0.2	0.1	—	1.2

Income from continuing operations before income tax	1.3	6.2	12.5	18.5	38.5
Income tax expense	6.5	1.9	8.1	14.2	30.7

Income (loss) from continuing operations	(5.2)	4.3	4.4	4.3	7.8
Income from discontinued operations, net of income taxes	0.5	0.6	1.0	2.5	4.6

Net income (loss)	$(4.7)	$4.9	$5.4	$6.8	$12.4

Per share:
Basic earnings (loss) per share:
Income (loss) from continuing operations	$(0.10)	$0.08	$0.08	$0.08	$0.14
Income from discontinued operations	0.01	0.01	0.02	0.05	0.08
Basic earnings (loss) per share	$(0.09)	$0.09	$0.10	$0.12	$0.23

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$(0.10)	$0.08	$0.08	$0.07	$0.14
Income from discontinued operations	0.01	0.01	0.02	0.04	0.08
Diluted earnings (loss) per share	$(0.09)	$0.09	$0.09	$0.12	$0.22

Weighted average number of shares outstanding:
Basic	54.6	54.8	54.9	54.9	54.8
Diluted	54.6	57.2	57.1	57.2	57.2